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                               ASSET PURCHASE AGREEMENT

                                     BY AND AMONG

                                     HMIS, INC.,

                            THE STOCKHOLDERS OF HMIS, INC.

                                         AND

                                 HMIS ACQUISITION CO.





                             DATED AS OF JANUARY 15, 1997

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                              ASSET PURCHASE AGREEMENT

    THIS ASSET PURCHASE AGREEMENT is entered into as of January 15, 1997, by and among HMIS, INC., a Maryland corporation ("Seller"), the beneficial holders of the capital stock of Seller listed on the signature page hereto (the "Seller Stockholders"), HMIS ACQUISITION CO., a Delaware corporation ("Buyer"), and, for the sole purposes of Article V, Sections 2.5, 6.5, 9.3(b), 9.3(c) and 9.7 hereof, AMERICAN MEDSERVE CORPORATION, a Delaware corporation ("AMC").

                                     RECITALS

    A. Seller owns certain assets used in the conduct of its Business (as defined below).

    B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of such assets of the Seller upon the terms and subject to the conditions of this Agreement.

    C. The Seller Stockholders are the sole beneficial holders of the capital stock of Seller and, as such, will benefit from any benefits to be received by Seller pursuant to this Agreement.

    D. Buyer is an indirect wholly-owned subsidiary of AMC and, as a result, AMC will benefit from any benefits to be received by Buyer pursuant to this Agreement.

                                      AGREEMENT

    NOW THEREFORE, in consideration of the mutual covenants, representations and premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                     ARTICLE I.
                                    DEFINITIONS

    1.1. CERTAIN DEFINED TERMS. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

    "ACCOUNT RECEIVABLE" shall mean any account or note receivable, whether current or noncurrent, arising out of the Business.

    "ADJUSTED CAPITALIZATION" at any date shall mean total debt (including all intercompany debt) at such date, plus total stockholders' equity at such date, minus retained earnings at such date.

    "ADJUSTED EBITACO" for any period shall mean the EBITACO for such period plus the product of (a) the difference between (i) the Adjusted Capitalization shown on the Closing Balance Sheet, minus (ii) the Average Adjusted Capitalization of Buyer at the last day of such period, and (b) the Prime Rate as of the last day of such period. Adjusted EBITACO may be less than EBITACO but may not be less than zero.

    "AFFILIATE" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

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    "ASSETS" shall mean all of Seller's right, title and interest in and to the
Business' properties, assets and rights of any kind, whether tangible or intangible, real or personal, and constituting, or used or useful in connection with, or related to, the Business, including without limitation, all of Seller's right, title and interest in the following:

    (a) all Accounts Receivable, and refunds, deposits, prepayments or prepaid expenses (including without limitation any prepaid insurance premiums) of Seller, all of which Accounts Receivable as of December 31, 1996 are listed on SCHEDULE A hereto;

    (b)  all rights under all Contracts and Leases;

    (c)  all leasehold improvements relating to the Business;

    (d) all Fixtures and Equipment, all of which are listed on SCHEDULE B hereto;

    (e)  all Inventory;

    (f)  all Books and Records;

    (g) all Proprietary Rights relating to the Business, including, without limitation, the names "HMIS," "Howard and Morris Institutional Services," "AllCare" and all derivations thereof ;

    (h)  to the extent transferable to Buyer, all Permits;

    (i)  all computers and software relating to the Business;

    (j) all insurance policies relating to the Business, to the extent assignable;

    (k) all supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;

    (l) all rights under or pursuant to all warranties, representations and guarantees made by suppliers (including all contractual or other rights of Seller to return inventory) in connection with the Assets or services furnished to Seller pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees (i) are not required by Seller to fulfill its obligations under this Agreement and (ii) are assignable; and

    (m) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products or services delivered by Seller in connection with the Business on or prior to the Closing Date;

but excluding therefrom the Excluded Assets.

    "AVERAGE ADJUSTED CAPITALIZATION" at any date shall mean the average of the Adjusted Capitalizations on the last day of each of the twelve months preceding the month in which such date falls.

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    "BALANCE SHEET" shall mean the internally prepared unaudited balance sheet of Seller as of September 30, 1996, together with any notes thereto, as included in SCHEDULE 4.8.

    "BOOKS AND RECORDS" shall mean (a) all records and lists of Seller pertaining to the Assets, (b) all records and lists pertaining to the Business, customers, suppliers or personnel of the Business, (c) all product, business and marketing plans relating to the Business, and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller in connection with the Business, but excluding the originals of Seller's minute books, stock books and tax returns.

    "BUSINESS" shall mean the pharmacy business of the Company furnished to nursing homes, assisted living facilities, adult congregate care facilities, and other institutions as conducted on the date hereof.

    "CLOSING DATE" shall mean January 17, 1997, or such other date as Buyer and Seller shall mutually agree upon.

    "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

    "CONTRACT" shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment, excluding all Leases, (i) to which Seller is a party, or (ii) by which it or any of the Assets is bound and which relates to the Business or the Assets, whether oral or written, all of which that are material to Seller, the Business or the Assets (other than purchase orders) are listed on
SCHEDULE 4.5.

    "DISCLOSURE SCHEDULE" shall mean the schedules executed and delivered by Seller to Buyer as of the date hereof which set forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any schedule designated by a letter or number is a reference to the schedule designated by such letter or number which is included in the Disclosure Schedule.

    "EMPLOYMENT AGREEMENTS" shall mean the employment agreements, dated the Closing Date, by and between Buyer and each of Morris Bookoff, Steven Bookoff, David Bookoff and Darlene Bookoff, substantially in the forms attached hereto as SCHEDULES C-1, C-2, C-3 and C-4, respectively.

    "EBITACO" for any period shall mean the net income (or loss) after taxes of Buyer for such period, to which shall be added back (a) the total interest expense of Buyer for such period, (b) all charges against income for foreign, federal, state and local income taxes of Buyer for such period, to the extent deducted in calculating net earnings for such period, (c) the aggregate amortization expense of Buyer for such period, (d) the non-recurring expenses for such period, all as determined in accordance with GAAP, and (e) the overhead charges of Buyer attributable to any parent company of Buyer, and which shall be further adjusted for any extraordinary, unusual or nonrecurring gains or losses.

    "ENCUMBRANCE" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by

                                      -3-
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operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

    "EXCLUDED ASSETS," notwithstanding any other provision of this Agreement, shall mean the following assets of Seller which are not to be acquired by Buyer hereunder:

    (a) all Contracts, Leases, Permits and insurance policies to the extent not transferable or assignable;

    (b) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any person or entity arising out of or relating to the Excluded Liabilities;

    (c)  those Accounts Receivable listed on SCHEDULE D attached hereto; and

    (d)  the additional Excluded Assets listed on SCHEDULE E attached hereto.

    "FACILITIES" shall mean all offices, stores, warehouses, improvements, administration buildings, and related facilities used in connection with the Business, all of which are identified or listed on SCHEDULE F attached hereto.

    "FINANCIAL STATEMENTS" shall mean (i) the balance sheet of Seller as of December 31, 1995 together with the audit report of Solomon & Nislow with respect thereto (the "Audited Balance Sheet"), (ii) the internally prepared unaudited income statement of Seller for the twelve-month period ended December 31, 1995, (iii) the Balance Sheet, and (iv) the related internally prepared unaudited income statement of Seller for the nine-month period ended September 30, 1996, all of which are attached hereto as SCHEDULE 4.8.

    "FIXTURES AND EQUIPMENT" shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment and other tangible personal property owned by Seller and used in connection with the Business, all of which are listed on SCHEDULE B attached hereto.

    "GAAP" shall mean generally accepted accounting principles.

    "INVENTORY" shall mean all inventory of Seller held for resale with respect to the Business and all of Seller's raw materials, work in process, finished products, wrapping, supply and packaging items and similar items with respect to the Business, in each case wherever the same may be located.

    "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" shall mean with respect to the Business or the Assets any effect or change in the condition (financial or other), business, results of operations, prospects, assets, liabilities or operations of the Business and/or the Assets that Buyer determines in its judgment to be materially adverse to the condition (financial or other), business, results of operations, prospects, assets, liabilities or operations of the Business and/or the Assets or to the ability of Seller to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, constitute such an effect or change.

    "PERMITTED ENCUMBRANCES" shall mean (i) materialmen's, mechanics', carriers', workmen's, repairmen's or other like liens arising in the ordinary course of the Business for amounts not yet due or which are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established which are reflected on the Balance Sheet, and (ii) liens for current taxes not yet
                                      -4-
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due or any taxes being contested in good faith by
appropriate proceedings and as to which appropriate reserves have been established which are reflected on the Balance Sheet.

    "PERMITS" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary for the conduct of, or relating to the operation of, the Business.

    "PRIME RATE" shall mean the rate of interest announced from time to time as its "prime rate" or "corporate base rate" (or equivalent rate) by LaSalle National Bank, Chicago, Illinois (or its successor-in-interest).

    "REPRESENTATIVE" shall mean any officer, director, principal, agent, employee or other representative.

    "TAX" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

    1.2. OTHER DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections set forth below:


               TERM                                   SECTION
              ------                                 ---------
    ACTIONS                                           4.11
    ADJUSTMENT AMOUNT                                 2.4(b)(ii)
    AMC                                              Preamble
    AMC COMMON                                        2.5(c)
    ASSUMED LIABILITIES                               2.2
    AUDITED BALANCE SHEET                             1.1
    BASE PURCHASE PRICE                               2.4(a)
    BUYER                                            Preamble
    CASH PAYMENT                                      2.4(a)
    CLAIM                                             9.3(d)
    CLAIM NOTICE                                      9.3(d)
    CLOSING                                           3.1
    CLOSING BALANCE SHEET                             2.4(b)(i)
    COMPETING ORGANIZATION                            9.5(a)
    CONTINGENT PURCHASE PRICE                         2.5(b)
    CONTROLLED GROUP MEMBER                           4.16
    DAMAGES                                           9.3(a)
    DEFERRED AMOUNT                                   2.4(b)(ii)
    ELIGIBILITY DATE                                  2.5(c)
    ELIGIBILITY DATE PRICE                            2.5(c)
    EMPLOYEE BENEFIT PLANS                            4.16
    ENVIRONMENTAL AND SAFETY REQUIREMENTS             4.18
    EXCHANGE                                          2.5(c)
    EXCLUDED LIABILITIES                              2.3

    EXERCISE DATE PRICE                               2.5(c)
    GEOGRAPHIC AREA                                   9.5(a)
    GUARANTEED RECEIVABLES                            2.4(b)(ii)
    HAZARDOUS SUBSTANCES                              4.18(b)
    LEASES                                            4.4
    NET WORTH                                         2.4(b)(i)
    1997 STATEMENTS                                   2.5(a)
    NONCOMPETE PERIOD                                 9.5(a)
    PAYORS                                            4.24
    PRICE GUARANTEE AMOUNT                            2.5(c)
    PROPRIETARY RIGHTS                                4.14
    REHIRED EMPLOYEES                                 6.8
    SECURITIES ACT                                    2.5(c)
    SELLER                                           Preamble
    SELLER STOCKHOLDERS                              Preamble
    STATEMENTS                                        2.5(a)
    SUBSEQUENT STATEMENTS                             2.5(a)
    UNCOLLECTED RECEIVABLES AMOUNT                    2.4(b)(ii)

                                   ARTICLE II.
                           PURCHASE AND SALE OF ASSETS

    2.1. TRANSFER OF ASSETS. Upon the terms and subject to the conditions contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, the Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

    2.2. ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume the following, and only the following, obligations and liabilities of Seller (the "Assumed Liabilities"):

         (i) the performance obligations of Seller arising after the Closing Date under the Leases and Contracts listed on SCHEDULES 4.4 AND 4.5 of the Disclosure Schedule that Buyer, in its sole discretion, at Closing elects to assume in writing, excluding any obligations of Seller under such Leases and Contracts (x) which are the result of either Seller's violation or breach thereof, (y) the existence of which would constitute an inaccuracy in or breach of any of Seller's representations or warranties made in this Agreement, as if made on and as of the Closing Date; and

         (ii) all accounts payable and accrued expenses (including accrued vacation expense) of Seller existing as of the Closing Date that (x)(i) have been incurred by Seller in the ordinary course of business (other than any accounts payable or accrued expenses resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of law), and (ii) are reflected on the Balance Sheet or (y) are accounts payable or accrued expenses that have been incurred by Seller since the date of the Balance Sheet in the ordinary course of business (other than any accounts payable or

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              accrued expenses resulting from, arising out of, relating
              to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

    2.3. EXCLUDED LIABILITIES. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in
Section 2.2, Buyer shall not assume, or otherwise be responsible for, any liabilities or obligations of Seller, whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof ("Excluded Liabilities"). Seller hereby acknowledges that it is retaining the Excluded Liabilities and Seller shall pay, discharge and perform all such liabilities and obligations promptly when due.

    2.4. PURCHASE PRICE.

    (a) BASE PURCHASE PRICE. The purchase price for the Assets and the other obligations of Seller hereunder (including the covenant-not-to-compete in Section 9.5) shall consist of the "Base Purchase Price" and the "Contingent Purchase Price." Subject to any adjustments pursuant to Section 2.4(b), the Base Purchase Price for the Assets shall be Ten Million Six Hundred Sixty Thousand Dollars ($10,660,000), which shall be allocated substantially in accordance with the principles upon which SCHEDULE 2.4(A) has been calculated, to the Assets of Seller and to the covenant not-to-compete in Section 9.5. At the Closing, upon the terms and subject to the conditions set forth herein, Buyer shall pay and deliver to Seller Ten Million Six Hundred Sixty Thousand Dollars ($10,660,000) by wire transfer or certified check (at Buyer's election) (the "Cash Payment").

    (b)  PURCHASE PRICE ADJUSTMENT.

         (i) CLOSING BALANCE SHEET. On or before the 60th day following the Closing, Buyer shall prepare and deliver to Seller an unaudited consolidated balance sheet for the Business as of the Closing Date ("Closing Balance Sheet") after eliminating Excluded Assets and Excluded Liabilities. The Closing Balance Sheet shall be prepared by Buyer in accordance with GAAP, and shall set forth the Net Worth of the Business as of the Closing Date. "Net Worth" shall mean the net amount of tangible Assets (excluding Excluded Assets) less Assumed Liabilities. The Closing Balance Sheet shall be accompanied by reasonably detailed schedules indicating which assets reflected thereon are Assets or Excluded Assets, which liabilities reflected thereon are Assumed Liabilities or Excluded Liabilities and a calculation of the Net Worth.

        (ii) ADJUSTMENT AMOUNT. On or before the 285th day following the Closing, Buyer shall prepare and deliver to Seller a reasonably detailed calculation of the Adjustment Amount. The "Adjustment Amount" shall be the amount by which the Net Worth of the Business as reflected on the Closing Balance Sheet minus the Uncollected Receivables Amount, exceeds $4,000,000. The "Uncollected Receivables Amount" shall equal the difference between the face value of all Accounts Receivable shown on the Closing Balance Sheet, minus the amounts collected by Buyer in respect of such Accounts Receivable on or before the date

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              falling nine months after the Closing Date.  In the event
              Buyer does not receive notice from Seller disputing the Adjustment Amount within the time period specified in
              Section 2.6, within twenty (20) days following such time period, Buyer shall transfer title to all unpaid Accounts Receivable shown on the Closing Balance Sheet to Seller and (x) if the Adjustment Amount is greater than zero, Buyer shall pay to Seller, by wire transfer or certified check, the Adjustment Amount, or (y) if the Adjustment Amount is less than zero, Seller shall pay Buyer, by wire transfer or certified check, the absolute value of the Adjustment Amount. An example of the calculation of the Adjustment Amount is set forth on
              SCHEDULE 2.4(B)(II).

    2.5. CONTINGENT PURCHASE PRICE.

    (a) PREPARATION OF STATEMENTS. On or before the date falling 45 days after the first anniversary of the Closing Date, Buyer shall prepare an unaudited income statement, unaudited balance sheet and a statement reflecting the Adjusted EBITACO of Buyer for the twelve-month period ended the first anniversary of the Closing Date ("1997 Statements"). An example of the calculation of Adjusted EBITACO is set forth on SCHEDULE 2.5(A). Additionally, if Seller shall not have exercised its right to receive the Contingent Purchase Price pursuant to Section 2.5(b) prior thereto, and Buyer shall not have exercised its right to require Seller to receive the Contingent Purchase Price pursuant to Section 2.5(b) prior thereto, on or before the dates falling 45 days after each subsequent anniversary of the Closing Date, Buyer shall prepare the same statements for the twelve-month periods ended each subsequent anniversary of the Closing Date (the "Subsequent Statements"). The 1997 Statements and the Subsequent Statements (collectively, the "Statements") shall be prepared by Buyer in accordance with GAAP, as applied in preparation of the Financial Statements.

    (b) CONTINGENT PURCHASE PRICE. Promptly following the preparation of any Statements in accordance with subsection (a) of this Section, Buyer shall deliver to Seller (i) such Statements, and (ii) a reasonably detailed calculation of the Contingent Purchase Price payable as a consequence of the Adjusted EBITACO reflected thereon. The "Contingent Purchase Price" shall equal two times Adjusted EBITACO as shown on the 1997 Statements or on any of the Subsequent Statements, it being Seller's option (which option shall be exercisable during the time period specified in the next sentence) to elect which twelve-month period with respect to which it shall receive the Contingent Purchase Price. Within twenty (20) days after the expiration of the time period specified in Section 2.6(a) with respect to any Statements or, if there is a dispute regarding such Statements or the Contingent Purchase Price payable as a consequence of the contents thereof, within twenty (20) days after the resolution of such dispute pursuant to Section 2.6(b), Seller shall notify Buyer in writing if it elects to exercise its option to receive the Contingent Purchase Price with respect to such Statements and the twelve-month period covered thereby. If Seller fails to so notify Buyer that it elects to receive the Contingent Purchase Price with respect to such Statements and the twelve-month period covered thereby, it shall no longer have the option to receive the Contingent Purchase Price with respect to such Statements and the twelve-month period covered thereby and Buyer shall thereupon, for a period of twenty (20) days, have the right to require Seller to receive the Contingent Purchase Price with respect to such Statements and the twelve-month period covered thereby, PROVIDED, HOWEVER, that such right on the part of Buyer shall not apply with respect to the twelve-month periods ended on the first, second or third anniversaries of the Closing Date.

    (c) PAYMENT OF CONTINGENT PURCHASE PRICE. Subject to Buyer's and AMC's right of offset set forth in Section 9.3(c), within ten (10) days after Seller has elected to receive, or Buyer has required Seller to receive, the Contingent Purchase Price, Buyer or AMC shall pay Seller the Contingent Purchase Price in cash or shares of AMC common stock, $.01 par value ("AMC Common"), the form of payment to be at the election of Buyer and AMC. If Buyer and AMC elect to pay the Contingent Purchase Price in cash, payment shall be made by wire transfer or certified check. If Buyer and AMC elect to pay the Contingent Purchase Price in AMC Common, AMC or Buyer shall transfer to Seller a number of shares of AMC Common equal to the result obtained by dividing the Contingent Purchase Price by the volume weighted average of the closing prices for AMC Common on the Nasdaq National Market, the New York Stock Exchange or any other generally recognized United States Securities exchange (the "Exchange") for the twenty (20) full trading days ending on the full trading day prior to the day Seller exercises its option to receive, or Buyer requires Seller to receive, the Contingent Purchase Price (the "Exercise Date Price"). If the date of payment of the Contingent Purchase Price occurs before the third anniversary of the Closing Date, Buyer or AMC shall, as security for Seller's indemnification obligations pursuant to Section 9.3, pay the Contingent Purchase Price into an escrow account, the terms of which shall be governed by an escrow agreement to be substantially in the form of SCHEDULE 2.5 attached hereto.

    If (i) Buyer and AMC elect to pay the Contingent Purchase Price in AMC Common, (ii) the date of payment of the Contingent Purchase Price occurs before the date (the "Eligibility Date") when Seller is first able to sell, either pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to Rule 144 under the Securities Act (or any successor rule thereto), all of the shares of AMC Common issued to it hereunder (on a cumulative basis , giving effect to the shares that Seller was able to sell prior to such date, whether or not Seller actually sold any of such shares, and excluding any issuances of shares of AMC Common in respect of the Price Guarantee Amount hereunder) and (iii) the volume weighted average of the closing prices for AMC Common on the Exchange for the twenty (20) full trading days ending on the full trading day prior to the Eligibility Date (the "Eligibility Date Price") (after giving effect to stock splits, stock dividends, stock combinations and other occurrences of like nature) is less than the Exercise Date Price, Buyer or AMC shall, within ten (10) days after the Eligibility Date, pay Seller the product (the "Price Guarantee Amount") of
(i) the difference between the Exercise Date Price and the Eligibility Date Price, and (ii) the number of shares of AMC Common issued to Seller in payment of the Contingent Purchase Price and still owned by Seller on the Eligibility Date. Such payment shall be made, at the election of Buyer and AMC, either in cash or AMC Common. If payment is made in cash, payment shall be made by wire transfer or certified check. If payment is made in AMC Common, AMC or Buyer shall transfer to Seller a number of shares of AMC Common equal to the result obtained by dividing the Price Guarantee Amount by the Eligibility Price. At any time that AMC or Buyer transfers any AMC Common to Seller hereunder, Seller shall, as a condition thereto, provide AMC with such certifications as AMC may reasonably request regarding, among other things, Seller's investment intent and status as an "Accredited Investor" under the Securities Act, so as to ensure that such transfers are exempt from the registration requirements of the Securities Act and any applicable state securities laws. In addition, if Buyer and AMC shall be obligated to pay Seller the Price Guarantee Amount pursuant to this subsection, AMC or Buyer shall, at the time of such payment, have the option to purchase all or any portion of the shares of AMC Common issued to Seller in payment of the Contingent Purchase Price and still owned by Seller on the Eligibility Date at a per share price equal to the Eligibility Date Price and, if AMC or Buyer exercises such option, Seller shall be obligated to sell such shares to AMC or Buyer at such price.

    2.6.  DISPUTES REGARDING ADJUSTMENT AMOUNT OR CONTINGENT PURCHASE PRICE.

    (a) DISPUTED AMOUNT. If Seller shall disagree with the Closing Balance Sheet, the Adjustment Amount or any Statements used to calculate the Contingent Purchase Price, it shall notify Buyer of such disagreement in writing specifying in detail the particulars of such disagreement within twenty (20) calendar days after Seller's receipt of the applicable Statements used to calculate the Contingent Purchase Price, Closing Balance Sheet or calculation of the Adjustment Amount, as applicable.

    (b) RESOLUTION OF DISPUTED AMOUNT. Buyer and Seller shall use reasonable efforts for a period of fifteen (15) calendar days after Seller's delivery of the notice specified in section 2.6(a) (or such longer period as Buyer and Seller shall mutually agree upon) to resolve any disagreements raised by Seller with respect to any Statements used to calculate the Contingent Purchase Price or the Closing Balance Sheet and the consequent calculation of the Contingent Purchase Price or the Adjustment Amount, as applicable. If, at the end of such period, Buyer and Seller are unable to resolve such disagreements, Buyer and Seller shall jointly select an independent accounting firm of recognized national standing to review such Statements used to calculate the Contingent Purchase Price, Closing Balance Sheet or calculation of the Adjustment Amount, as applicable, and resolve any remaining disagreements. In the event Buyer and Seller cannot agree upon an accounting firm, they shall choose same by lot from those "Big 6" accounting firms having no material relationship to either party and having offices in locations suitable to conduct such review. The determination by such independent accounting firm shall be final, binding and conclusive on the parties. Buyer and Seller shall use reasonable efforts to cause such independent accounting firm to make its determination within thirty
(30) calendar days of accepting its selection. The fees and expenses of such independent accounting firm shall be borne by Buyer and Seller equally.

    2.7. CLOSING COSTS; TRANSFER TAXES AND FEES. Any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto shall, up to a total of $25,000, be borne equally by Buyer and Seller, and shall, to the extent such taxes exceed $25,000, be borne solely by Seller. The fees and costs of recording or filing all applicable conveyancing instruments, if any, described in Section 3.2(a) shall be borne equally by Buyer and Seller.

                                      ARTICLE III.
                                        CLOSING

    3.1. CLOSING. The closing of the transactions contemplated herein (the "Closing") shall be at 10:00 a.m. local time on the Closing Date at the offices of Gardner, Carton & Douglas, 321 North Clark Street, Suite 3300, Chicago, Illinois 60610, or such other time or place as the parties hereto may mutually determine, and shall be effective as of the opening of business on the Closing Date.
    3.2.  DELIVERIES AND ACTIONS TAKEN AT CLOSING.
     (a)  DELIVERIES BY SELLER. To effect the sale and transfer referred to in
Section 2.1 hereof, Seller will, at the Closing, deliver to Buyer:

          (i) good and sufficient bills of sale, assignments and other instruments of transfer to convey to Buyer good and merchantable title to the Assets, free and clear of all liens and claims and encumbrances of any kind, except as specifically permitted by this Agreement;

         (ii) a copy of the Seller's Articles of Incorporation certified by the Maryland Secretary of State and dated within five (5) days prior to the Closing Date;

        (iii) a copy of Seller's corporate bylaws certified by the secretary of Seller and dated as of the Closing Date;

         (iv) copies of the resolutions and other requisite corporate actions of Seller, authorizing the execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby, which copies have been certified by the secretary of Seller and dated as of the Closing Date;

          (v) certificates of good standing for Seller issued by the Maryland Secretary of State and dated within five (5) days prior to the Closing Date;

         (vi) such Uniform Commercial Code lien searches and such other instruments showing that there were no financing statements, judgments, taxes or other liens or encumbrances outstanding against Seller or any of the Assets as of the Closing Date or a date that is not more than five (5) days prior to the Closing Date;

        (vii) such documents and instruments, duly executed by Seller, as are necessary to effect the change in corporate name of Seller required by Section 9.6; and

       (viii) such other documents and instruments, including closing certificates of Seller, as Buyer or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

    (b)  DELIVERIES BY BUYER.  To effect the sale and transfer referred to in
Section 2.1 hereof, Buyer will, at the Closing, deliver to Seller:

          (i) a certified check or wire transfer in the amount of the Cash Payment;

         (ii) a copy of Buyer's Certificate of Incorporation certified by the Secretary of State of the State of Delaware and dated within five (5) days prior to the Closing Date;

        (iii) copies of the resolutions and other requisite corporate actions of Buyer authorizing the execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby, which copies have been certified by the secretary of Buyer and dated as of the Closing Date;

         (iv) a certificate of good standing for Buyer issued by the Secretary of State of the State of Delaware and dated within five (5) days prior to the Closing Date;

          (v) instruments of assumption of the Assumed Liabilities; and

         (vi) such other documents and instruments, including closing certificates of Buyer, as Seller or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

    (c) FORM OF INSTRUMENTS. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and Seller.

                                 ARTICLE IV.
                   REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller and each of the Seller Stockholders, jointly and severally, hereby represent and warrant to Buyer as follows:

    4.1. ORGANIZATION AND QUALIFICATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, with full corporate power and authority to conduct the Business as it is presently being conducted by Seller and to own and lease its properties and assets. Seller is duly qualified or licensed as a corporation to do business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect on the Assets, Business, financial condition or results of operations of Seller. Set forth on SCHEDULE 4.1 attached hereto is each jurisdiction in which Seller is qualified or licensed to do business as a foreign corporation. True and complete copies of the Articles of Incorporation and Bylaws of Seller, and all amendments thereto, are contained in SCHEDULE 4.1 hereto. The Seller Stockholders are the sole beneficial holders of the capital stock of Seller.

    4.2. AUTHORIZATION. Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly approved by the board of directors and stockholders of Seller.
No other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the other agreements, instruments, certificates and documents to be delivered by Seller hereunder or the transactions contemplated hereby and thereby. This Agreement and the other agreements, instruments, certificates and documents to be delivered by Seller hereunder have been (or, if to be executed or delivered after the date hereof, will be) duly executed and delivered by Seller and are (or, when executed, will be) legal, valid and binding obligations of Seller enforceable against it in accordance with their terms.

    4.3. ASSETS. Except as set forth in SCHEDULE 4.3 attached hereto, Seller has, and upon the consummation of the transactions contemplated hereby, Buyer will acquire from Seller, good and marketable title to all of the Assets, including, without limitation, all the material properties and assets reflected in the Financial Statements, subject to no encumbrance, lien, charge or other restriction of any kind or character, except for Permitted Encumbrances. Except as set forth in SCHEDULE 4.3 the Seller's assets are in good working order and condition, ordinary wear and tear excepted. SCHEDULE 4.3 attached hereto contains a reasonable delineation of all known Permitted Encumbrances.

    4.4. FACILITIES; LEASES. SCHEDULE 4.4 contains a complete list and true and correct copies of all leases pursuant to which Seller leases real or personal property (the "Leases"). All such leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default under any such lease on the part of Seller. Seller does not have any knowledge of the occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default under any such lease by any other party. With respect to each such lease, Seller has an unencumbered interest in the leasehold estate, and Seller will transfer to Buyer an unencumbered interest in the leasehold estate covered by all Leases.
 Seller enjoys peaceful and undisturbed possession of all the leased real property covered by such leases, and Seller has in all material respects performed all the obligations with respect thereto required through the effective date hereof to be performed by it.

    4.5. CONTRACTS AND COMMITMENTS. SCHEDULE 4.5 sets forth a complete and accurate list of all Contracts to which Seller is a party. Seller has delivered to Buyer true, correct and complete copies of all of the Contracts listed on
SCHEDULE 4.5, including all amendments and supplements thereto. All of the Contracts are valid and in full force and effect. Seller has duly performed all of its obligations under the Contracts to the extent those obligations to perform have accrued, and no violation of, or default or breach under any Contracts by Seller or, to Seller's best knowledge, any other party has occurred and neither Seller nor, to Seller's best knowledge, any other party has repudiated any provisions thereof. There is no litigation pending nor, to Seller's best knowledge, threatened by any party with respect to any Contract. Except as set forth on SCHEDULE 4.5, consummation of the transactions contemplated hereby will not violate any Contract and will not give any person a right to terminate or modify any rights of, or accelerate or augment any obligations of, Seller pursuant to any Contract.

    4.6. PERMITS. Seller has all Permits necessary for the conduct of, or relating to the operation of, the Business required to conduct the Business as now being conducted, including, but not limited to, participating in the Medicare, Medicaid and all other reimbursement programs as currently participated in. All Permits of Seller are valid and in full force and effect and are listed on SCHEDULE 4.6. There is not now pending nor, to the best knowledge of Seller, threatened any action by or before any governmental or regulatory authority to revoke, cancel, rescind, modify, or refuse to renew in the ordinary course of any of such Permits. Except as set forth on
SCHEDULE 4.6, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement by Seller and the consummation of the transactions contemplated hereby.

    4.7. NO CONFLICT OR VIOLATION. Except as set forth on SCHEDULE 4.7, none of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby, or compliance by Seller with any of the provisions hereof, will (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Seller, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, Lease, franchise, Permit, agreement, or other instrument or obligation (i) to which Seller is a party or (ii) by which the Assets are bound, (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award, or (d) impose any encumbrance, restriction or charge on the Assets or the Business.

    4.8. FINANCIAL STATEMENTS. Seller has heretofore delivered to Buyer the Financial Statements, all as attached hereto as SCHEDULE 4.8. The Audited Balance Sheet included in the Financial Statements (a) is in accordance with the books and records of Seller, (b) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (c) fairly and accurately present the assets, liabilities (including all reserves) and financial position of the Business as of the date thereof. At the date of the Audited Balance Sheet, there were no material liabilities of Seller which, in accordance with GAAP, should have been shown or reflected in the Audited Balance Sheet or the notes thereto, which are not shown or reflected in the Audited Balance Sheet or the notes thereto. At September 30, 1996, there were no material liabilities of Seller which should have been shown or reflected in the Balance Sheet which are not shown or reflected in the Balance Sheet.

    4.9. ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 4.9 attached hereto, since December 31, 1995, there has not been: (a) any adverse change in the condition (financial or otherwise) of the properties, Assets, liabilities, results of operation or business prospects of the Seller; (b) any material damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, Assets, liabilities, financial condition, results of operations or business prospects of the Seller; (c) any material increase in the compensation, commissions or perquisites payable to or to become payable by Seller to any director, officer or employee of Seller, or any payment of any bonus, profit sharing or other extraordinary compensation to any employee of Seller (other than any such increase or payment paid or to become payable in the ordinary course of business consistent with past practices); (d) any declaration, setting aside, or payment of any dividend or other distribution by Seller, in respect of its capital stock, or any direct or indirect redemption, retirement, purchase or other acquisition of any of such stock, or any issuance of shares of stock or the granting, issuance or exercise of any right, warrant, option or similar commitment relating to any of Seller's authorized or issued capital stock; (e) any change in the accounting methods or practices followed by Seller or any change in depreciation or amortization policies or rates theretofore adopted; (f) any cancellation of any debts owed to or claims held by Seller; (g) any sale, lease, abandonment or other disposition by Seller of any real property, or, other than in the ordinary course of business, of any machinery, equipment or other operating properties, or of any intangible assets; or (h) any action taken by Seller which, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of Seller's agreements set forth in this Agreement.

    4.10. BOOKS AND RECORDS. Seller has made and kept (and given Buyer access to) books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Business in all material respects. The minute books of Seller previously delivered to Buyer accurately and adequately reflect in all material respects all actions previously taken at meetings or by written consent by the shareholders, board of directors and committees of the board of directors, in their capacities as such, of Seller.

    4.11. LITIGATION. There is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitration action, governmental audit or investigation (collectively, "Actions") pending, or to the best of Seller's knowledge, threatened or anticipated (a) that is not covered by adequate insurance and is against, related to or affecting (i) Seller, the Business, the Assets, or (ii) any officers, directors or shareholders of Seller, as such, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, (c) that involves the risk of criminal liability, or (d) in which Seller is a plaintiff, including any derivative suits brought by or on behalf of Seller. Seller is not in default with respect to, or subject to, any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Seller, the Business or the Assets.

    4.12. UNDISCLOSED LIABILITIES. Seller has no material liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured), including without limitation Tax liabilities due or to become due, except (a) liabilities which are reflected and reserved against on the Financial Statements which have not been paid or discharged since the date thereof, (b) accounts payable incurred in the ordinary course of the Business' operations which have not caused the level of Seller's accounts payable to increase materially from the amounts reflected on the most recent Financial Statements, and (c) liabilities arising under Contracts, Leases, letters of credit, purchase orders, licenses, Permits, purchase agreements and other agreements, business arrangements and commitments described in the Disclosure Schedule.

   4.13. COMPLIANCE WITH LAW.
     (a) GENERAL. Seller, in the conduct of the Business, has not violated and is in compliance with all laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority, including without limitation, Environmental Laws, relating to the Assets or the Business. Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such statutes, regulations, rules, judgments, decrees, orders, ordinances or other laws, and Seller has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing.

    (a) SELF-REFERRAL LAWS. Seller has not submitted any claims in connection with any referrals to the Business which violated any applicable self-referral law, including the Stark Act (42 U.S.C. section 1395nn) or any applicable state self-referral law.

    (b) FALSE CLAIM ACT. Seller has not submitted any claim for payment to any payor source, either governmental or nongovernmental, in material violation of any false claim or fraud law, including the "False Claim Act" (31 U.S.C.
3729) or any applicable state false claim or fraud law.

    (c) GRATUITOUS PAYMENTS. Neither Seller, nor any director, officer or employee of Seller, nor any agent acting on behalf of or for the benefit of any thereof, has directly or indirectly (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors or third party payors of Seller in order to obtain business or payments from such persons, other than entertainment activities in the ordinary and lawful course of business,
(ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractors, third party payor or any other person other than in connection with promotional or entertainment expenses in the ordinary and lawful course of business, (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction (foreign or domestic) under which such payment, contribution or gift was made,

(iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason, (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment, or
(vi) paid or offered to pay any illegal remuneration for any referral to the Business in violation of any applicable anti-kickback law, including the Medicare and Medicaid Anti-Kickback Statute (42 U.S.C. sections 1320a-7b(b)) or any applicable state anti-kickback law.

   4.14. PROPRIETARY RIGHTS. SCHEDULE 4.14 lists all of Seller's domestic or foreign federal, state and foreign registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of Seller's patents and copyrights and all pending applications therefor, all other trademarks and other marks, trade names and other trade rights or in which Seller has any interest whatsoever, and all other material trade secrets, designs, plans, specifications, technical information and other proprietary rights, whether or not registered, created or used by or on behalf of Seller (collectively, "Proprietary Rights"). The Proprietary Rights listed in the Disclosure Schedule are all those used in connection with the Business.
   4.15. EMPLOYEES. SCHEDULE 4.15 attached hereto lists all persons currently employed by Seller, all persons employed by others who are assigned to perform services for Seller on a full-time or part-time basis, and all persons providing services to Seller as independent contractors. SCHEDULE 4.15 states, with respect to such persons, their hourly rates of compensation, base salaries or other basis for and amount of compensation, their total 1996 compensation and the commencement date of their employment. To the best of Seller's knowledge, no key employee or group of employees (or independent contractors) have any plans to terminate employment with Seller, except in connection with the acceptance of employment with Buyer. Seller knows of no current employees (or contractors) of Seller who do not intend to accept an offer of employment from Buyer. There are no employment or severance or termination agreements, whether written or oral, accruing to the benefit of any director, officer, partner, employee or independent contractor of Seller.

   4.16. EMPLOYEE BENEFIT PLANS.

    (a) Except as set forth on SCHEDULE 4.16, Seller does not, directly or through any trade or business which together with Seller would be treated as a "single employer" within the meaning of Code Section 414(b), (c), (m) or (o) ("Controlled Group Member"), maintain or contribute (or have an obligation to contribute) to (i) any "employee benefit plan" (as defined in Section 3(3) of ERISA), whether a single employer, a multiple employer or a multiemployer plan, for the benefit of employees or former employees, or (ii) any other plan, policy, program, practice or arrangement providing compensation or benefits under which Seller or a Controlled Group Member has any obligation or liability to any employee or former employee (or any dependent or other beneficiary thereof) including, without limitation, incentive, bonus, deferred compensation, vacation, holiday, medical, severance, disability, death, stock purchase or other similar benefit, whether written or unwritten (individually, an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans"). True and complete copies of all written Employee Benefit Plans have been delivered to Buyer or its counsel.

    (b)  Each Employee Benefit Plan maintained by Seller or any Controlled
Group Member (and each related trust, custodial account or insurance contract) complies in form and in operation with all applicable governmental requirements, including ERISA and the Code, and all contributions due under each such plan have been or will be made by the date such contribution is or was required to be made under the terms of the Plan or applicable law.

    (c) No charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand with respect to the administration or investment of the assets of any Employee Benefit Plan of Seller or any Controlled Group Member (other than routine claims for benefits) is pending or, to Seller's best knowledge, threatened, and to the best knowledge of Seller, no facts exist that could form the basis for any such charge, complaint action, suit, proceeding, hearing, investigation, claim or demand.

    (d) Seller and its Controlled Group Members (i) have never contributed to, or been under any obligation to contribute to, any multiemployer plan (as defined in Section 3(37) of ERISA) and (ii) are not liable, directly or indirectly, with respect to any such plan for a complete or partial withdrawal (within the meaning of Title IV of ERISA) or due to the termination or reorganization of such a plan.

    (e) Seller and its Controlled Group Members have never maintained or contributed, or had an obligation to contribute, to a defined benefit plan subject to Title IV of ERISA.

    (f) The Buyer will at no time have any liability to provide benefits to employees or former employees of Seller (or their dependents or other beneficiaries) with respect to or in connection with any Employee Benefit Plan of Seller or any of its Controlled Group Members.

    (g) All employee benefits required to be paid or provided pursuant to any Employee Benefit Plan now or formerly in effect with respect to employees or former employees of Seller have been paid or provided (or adequate provision has been made to pay or provide the same, and the same will be paid or provided in full when due). Seller shall be solely responsible and obligated to satisfy and pay all wages, salaries, vacation and sick pay, employee fringe benefits, worker's compensation claims and other employee benefit or employee-related claims or liabilities with respect to employees or former employees of Seller made, earned, accrued or arising on or before the Closing Date, whether or not reported before that date, and shall satisfy or pay all of the foregoing when due.

    (h) No employee of Seller is entitled to claim or receive severance pay or benefits. Seller has fewer than 100 employees, and on that basis is not subject to the Worker Adjustment and Retraining Act, as amended.

   4.17. LABOR RELATIONS. Seller has complied in all material respects with all applicable governmental requirements pertaining to the employment of labor, including those relating to wages, hours, collective bargaining, employment discrimination, sexual harassment, worker's compensation, and the payment of or withholding of taxes and there are no actions, suits, charges, complaints, proceedings, investigations or audits pending or threatened against Seller in connection therewith. There are no collective bargaining agreements relating to Seller's relationship with any employee. Seller has not recognized any labor organization, nor has any such organization been certified, as the exclusive bargaining agent of any employees of Seller. There has been no demand on behalf of any labor organization to represent any employees of Seller and Seller has no knowledge of any present efforts of any labor organization for authorization to represent any employees of Seller. Seller currently has good relations with its employees and there are no strikes, work stoppages or labor disputes threatened or pending against Seller.

   4.18. ENVIRONMENTAL, HEALTH, AND SAFETY.

    (a) At all times prior to the Closing, Seller has complied and at Closing will be in compliance, in all material respects, with all Environmental and Safety Requirements, and Seller has received no notice, report, or information (including information that litigation, investigation or administrative or other proceedings of any kind are pending or threatened) regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), or any corrective, investigatory, or remedial obligations, arising under Environmental and Safety Requirements relating to the Business or the use of any of the Assets. For the purposes of this Agreement, "Environmental and Safety Requirements" means all present governmental requirements and all contractual obligations of Seller relating to the discharge of air pollutants, water pollutants, or process waste water or petroleum products or otherwise relating to health, safety, the environmental or hazardous substances, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Occupational Safety and Health Act of 1970, as amended, the Federal Water Pollution Control Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, the Federal Clean Water Act, as amended, the Toxic Substances Control Act, as amended, the Federal Clean Air Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, and any and all other comparable state or local laws relating to public health and safety or work health and safety.

    (b) No Hazardous Substances have been or are currently located at, in, or under or about either Seller's Assets or any other property currently or previously owned or operated by Seller in a manner which: (i) violates any applicable Environmental and Safety Requirements or (ii) requires response, remedial, corrective action or cleanup of any kind under any applicable Environmental and Safety Requirements. For purposes of this Agreement, "Hazardous Substances" has the meaning set forth in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and shall also expressly include petroleum, crude oil and any fraction thereof.

   4.19. INSOLVENCY. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Seller or any of the Assets are pending or, to the best knowledge of Seller, threatened; nor has Seller made any assignment for the benefit of creditors, or taken any action in contemplation thereof, or take any action which would constitute the basis for the institution of any such insolvency proceedings.

   4.20. TAX MATTERS.

    (a) FILING OF TAX RETURNS. Seller (and any affiliated group of which Seller is now or has been a member) has timely filed with the appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect of Taxes required to be filed through the date hereof (or timely extensions to file such returns) and will timely file any such returns (or extensions) required to be filed on or prior to the Closing Date. the returns and other information filed are complete and accurate in all material respects.

    (b) PAYMENT OF TAXES. All Taxes payable by Seller, in respect of periods beginning before the Closing Date, have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth in the Financial Statements, and Seller has no material liability for Taxes in excess of the amounts so paid or reserves so established.

    (c)  AUDITS, INVESTIGATIONS OR CLAIMS.  There are no pending or, to
Seller's best knowledge, threatened, audits, investigations or claims for or relating to any material additional liability of Seller in respect of Taxes, and there are no matters under discussion between Seller and any governmental authorities with respect to Taxes. There are no tax liens on any of Seller's Assets, except for liens for current taxes not yet due and payable.

   4.21. INSURANCE. SCHEDULE 4.21 contains a complete and accurate list of all policies or binders of fire, liability, worker's compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by Seller on the Business or the Assets. Such insurance provides, and during such period provided, coverage to the extent and in the manner as may be required by law and by any and all Contracts to which Seller are a party. Seller is not in default under any of such policies or binders. All such policies and binders are in full force and effect on the date hereof.

   4.22. INVENTORY. SCHEDULE 4.22 hereto contains a complete and accurate list of all of the addresses at which all Inventory is located. The Inventory consists only of items of quality and quantity commercially usable and salable at not less than cost in the ordinary course of the Business, except for any items of obsolete material or material below standard quality, all of which have been written down through the date of the Financial Statements to realizable market value, or for which adequate reserves have been provided, and the present quantities of all Inventory are reasonable in the present circumstances of the Business.

   4.23. ACCOUNTS RECEIVABLE. Except as disclosed on SCHEDULE 4.23, all of the Accounts Receivable have arisen in bona-fide arm's length transactions in the ordinary course of business and, except to the extent of any reserve for bad debts set forth in the Financial Statements relating to the Accounts Receivable, are, to the best knowledge of Seller, valid and binding obligations of the account debtors.

   4.24. THIRD PARTY REIMBURSEMENTS. Seller has obtained and maintained all certifications and authorizations required from any governmental authority, or any entity acting on behalf of such governmental authority, including without limitation Medicare provider and supplier numbers and Medicaid provider and supplier numbers, and has obtained and maintain eligibility and good standing for reimbursement from Medicare and Medicaid. All claims for reimbursement for services rendered or products sold or supplied by Seller to any health maintenance organization, preferred provider organization, other prepaid plan, health care service plan or other third party payor, including any governmental agency, body or authority under any federal, state or other laws or regulations (collectively "Payors"), have been prepared and filed in accordance with all laws, rules, regulations, policies and procedures pertaining to the applicable Payor, all such claims have been prepared in an accurate and complete manner and have been timely submitted to the appropriate Payor, and Seller is and has always been in compliance in all material respects with applicable rules and regulations governing reimbursement under the Medicare and Medicaid programs. Seller has paid or made provision to pay through proper recordation of any net liability and material overpayments received from any Payor and any similar obligations with respect to other reimbursement programs in which Seller participates, and Seller has not received reimbursement in excess of the amounts provided by law.

   4.25. GOVERNMENTAL AND OTHER THIRD-PARTY CONSENTS.  Except as set forth on
SCHEDULE 4.25:

    (a) no consent or approval of, notice to, or filing with any governmental authority is required to be made by Seller to permit Seller to sell the Assets to Buyer; and

    (b) no consent of or notice to any person or entity is required for the assignment of any Contract or Lease to Buyer.

   4.26. BROKERS. No person will be entitled to any brokerage commissions, finder's fees or similar compensation arising out of or due to any act of the Seller in connection with the transactions contemplated by this Agreement.

   4.27. AFFILIATE TRANSACTIONS. SCHEDULE 4.27 describes all material contracts, agreements, arrangements or transactions between Seller and any of Seller's affiliates, setting forth the terms thereof.

   4.28. NO SUBSIDIARIES. Seller does not have any direct or indirect equity or other ownership interest in any other corporation, partnership, joint venture or other business organization.

   4.29. ACCURACY OF WARRANTIES. No representation or warranty by Seller in this Agreement, and no Exhibit, certificate, Schedule, instrument or document prepared or delivered, or to be delivered, by Seller pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

                                  ARTICLE V.
                REPRESENTATIONS AND WARRANTIES OF BUYER AND AMC

    Buyer and AMC each hereby represent and warrant to Seller as follows:

    5.1. ORGANIZATION AND QUALIFICATION OF BUYER. Buyer and AMC is each a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

    5.2. AUTHORIZATION. Buyer and AMC each has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and AMC and the consummation by Buyer and AMC of the transactions contemplated hereby have been duly approved by the board of directors of Buyer and AMC. No other corporate proceedings on the part of Buyer or AMC are necessary to authorize this Agreement and the other agreements, instruments, certificates and documents to be delivered by Buyer and AMC hereunder or the transactions contemplated hereby or thereby. This Agreement and the other agreements, instruments, certificates and documents to be delivered by Buyer and AMC hereunder have been (or, if to be executed or delivered after the date hereof, will be) duly executed and delivered by Buyer and AMC and are (or, when executed, will be) legal, valid and binding obligations of Buyer and AMC, enforceable against Buyer and AMC in accordance with their terms.

    5.3. NO CONFLICT OR VIOLATION. None of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby, or compliance by Buyer or AMC with any of the provisions hereof, will
(a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer or AMC, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the assets of Buyer or AMC under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation (i) to which Buyer or AMC is a party or (ii) by which Buyer's or AMC's assets are bound, (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award, or (d) impose any encumbrance, restriction or charge on the assets or the business of Buyer or AMC.

    5.4. GOVERNMENTAL CONSENTS. Except as set forth on SCHEDULE 5.4, no consent or approval of, notice to, or filing with any governmental authority is required to be made by Buyer or AMC in order to permit Buyer to purchase the Assets from Seller.

    5.5. BROKERS. There are no claims for brokerage commissions, finder's fees or similar compensation arising out of due to any act of the Buyer or AMC in connection with the transactions contemplated by this Agreement.

                                   ARTICLE VI.
                         COVENANTS OF SELLER AND BUYER

    Seller and Buyer covenant as follows:

    6.1. CONDUCT OF BUSINESS. From the date hereof through the Closing Date, Seller shall operate the Business in the ordinary course of the Business and in accordance with past practice and Seller will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, Seller shall not, except as specifically contemplated by this Agreement or consented to in writing by Buyer:

    (a) enter into, extend, materially modify, terminate or renew any Contract or Lease, except in the ordinary course of Seller's business;

    (b) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein, except in the ordinary course of the Business and, without limiting the generality of the foregoing, Seller will produce, maintain and sell Inventory consistent with its past practices;

    (c) merge or consolidate with, or acquire (except in the ordinary course) any of the assets of, any other corporation, business or person, or solicit or consider from any corporation, business or person any inquiries, proposals or offers relating to the disposition of the Assets or the merger or consolidation of Seller with any corporation, or divulge or otherwise disclose to any corporation, business or person information concerning any aspects of the terms of this Agreement. Seller shall promptly notify Buyer orally, and confirm in writing, all relevant details relating to inquiries or proposals which Seller may receive relating to any of the matters referred to in this Section 6.1(c);

    (d)  fail to expend funds for budgeted capital expenditures or commitments;

    (e) willingly allow or permit to be done any act by which any of Seller's insurance policies may be suspended, impaired or canceled;

    (f) fail to pay its accounts payable, or fail to pay or discharge when due any liabilities, in the ordinary course of the Business;

    (g) enter into, renew, modify or revise any agreement or transaction with any of its Affiliates;

    (h) fail to maintain its assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with Seller's past practices inoperable, worn-out or obsolete or destroyed assets;

    (i) make any loans or advances to any partnership, firm or corporation, or, except for expense reimbursements incurred by agents or employees in the ordinary course of the Business, any individual;

    (j) intentionally do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect;

    (k) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder; or

    (l)  pay any cash dividend or make any cash distribution.

    6.2. ACCESS. Seller has afforded and shall afford to Buyer, and to its officers, employees and authorized representatives, full access, during normal business hours, to all properties, books, records and corporate documents pertaining to the Business and, to the extent permitted by law, to its employees and their employment records and personnel files (including performance evaluations), as may be reasonably requested; PROVIDED, HOWEVER, that Buyer shall hold all non-published and confidential information obtained from Seller in strict confidence and shall not disclose any such information to others or make any commercial use thereof whatsoever, except upon and after the consummation of the transactions provided for herein. If this Agreement is terminated prior to Closing for any reason, all such information and copies thereof shall be returned to Seller within five (5) business days.

    6.3. TRANSFER OF PERMITS. To the extent that any Permits are transferable by Seller to Buyer, Seller, as transferor, and Buyer, as transferee, will as soon as practicable after the Closing execute and file with the appropriate governmental agencies, application for approval of the transfer of each of such Permits to the satisfaction of Buyer. Seller agrees to use its best efforts as soon as practicable after the Closing to assist Buyer in obtaining all Permits necessary for the operation of the Business by Buyer following the Closing Date, including without limitation, taking all reasonably necessary steps to relinquish the Permits. Except as provided in this Agreement, all fees and other costs payable in connection with any such applications or transfers shall be the obligation of and shall be timely paid by Buyer.

    6.4. BULK TRANSFER LAWS. The parties agree to waive the requirements of any applicable bulk sales law provisions in states in which the Assets are situated or which may otherwise be applicable to the transactions contemplated hereby; PROVIDED, HOWEVER, that Seller is liable for and shall in the first instance pay any amount owed under or as a result of such laws and agrees to indemnify Buyer in accordance with the provisions of Section 9.3 for any amount paid by Buyer pursuant to such laws and for any losses or damages Buyer suffers as a result of the parties waiving compliance with any such laws.

    6.5. CONSENT TO ASSIGNMENT OF CONTRACTS AND LEASES. Seller agrees to use its best efforts to obtain as soon as practicable after the Closing all necessary consents and approvals to the assignment to Buyer of all Contracts and Leases that Buyer desires to assume. To the extent that Seller is unable to obtain any such consent or approval, Buyer shall not be obligated to assume such Contract or Lease and Seller agrees to remain liable for the obligations arising under such Contract or Lease, PROVIDED, HOWEVER, that if Buyer desires to assume such Contract or Lease, Seller shall subcontract its rights under such Contract or Lease to Buyer or take such other actions as shall be necessary to provide to Buyer the economic benefit of such Contract or Lease. Seller further agrees to execute and deliver to Buyer at such time as any such consent to the assignment of any such Contract or Lease is obtained by Buyer after the Closing an assignment and assumption agreement satisfactory to Buyer and Seller and any such other documents or instruments as may be reasonably necessary or advisable to transfer to Buyer all of Sellers interest in and title to such Contract or Lease. With respect to the Leases set forth on SCHEDULE 6.5, AMC agrees that if, as a condition to relieving Seller of liability under such Leases, the lessors thereunder require AMC to guaranty Buyer's obligations thereunder or to become a party to such Leases, AMC shall do so.

    6.6. FURTHER ASSURANCES. Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any further documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing.

    6.7. EMPLOYEES. Except for Morris Bookoff, Steven Bookoff, David Bookoff and Darlene Bookoff, the employment of whom shall be governed by the Employment Agreements, Buyer shall extend offers of employment to those of Seller's employees or independent contractors whom it desires to hire (such employees are hereinafter referred to as the "Rehired Employees"), which offers shall be on terms and conditions which Buyer shall determine in its sole discretion. Seller shall terminate the employment of all Rehired Employees, (and any lease pursuant to which it leases any employees of the Business) immediately prior to the Closing and any cost, expense or liability resulting from, or incurred in connection with, such terminations, shall be the sole responsibility of Seller. Seller shall cooperate with and use its best efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with those employees of Seller to whom Buyer shall make offers of employment. Nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Rehired Employees at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees. Buyer will credit the Rehired Employees with the same accrued vacation time or sick leave which such Rehired Employees were entitled to when employed by Seller.

    6.8. CONDITIONS. Each party hereby agrees to use its reasonable efforts to cause each condition to any party's closing obligations hereunder to be fulfilled.

    6.9. BOOKS AND RECORDS. If the transactions described herein are consummated, Buyer shall, upon request, provide Seller or their representatives with access to any books and records conveyed hereunder by Seller to Buyers. The parties hereto agree to cooperate with each other so as to minimize any inconvenience in collecting and providing access to such books and records.

   6.10. COOPERATION. Buyer will cooperate with Seller to obtain any and all approvals and consents necessary to effect the transactions contemplated by this Agreement.

                                  ARTICLE VII.
                       CONDITIONS TO SELLER'S OBLIGATIONS

    The obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, each of the following conditions, any of which may be waived by Seller:

    7.1. REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, and Buyer shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date. Buyer shall have delivered to Seller a certificate dated the Closing Date to such effect.

    7.2. NO PROCEEDINGS. No Action by any governmental authority or other person shall have been instituted which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to have a Material Adverse Effect upon Seller if the transactions contemplated hereunder are consummated.

    7.3. CLOSING DOCUMENTS. Buyer shall have made the deliveries to Seller described in Section 3.2(b).

    7.4. EMPLOYMENT AGREEMENTS. Buyer shall have entered into the Employment Agreements.

    7.5. OPINION OF COUNSEL FOR BUYER. Seller shall have received the opinion, dated the Closing Date, of Gardner, Carton & Douglas, counsel for Buyer, the substance of which is substantially as set forth on SCHEDULE 7.5.

                                    ARTICLE VIII.
                          CONDITIONS TO BUYER'S OBLIGATIONS

    The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the closing Date, of each of the following conditions, any of which may be waived by
Buyer:

    8.1. REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, and Seller shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date. Seller shall have delivered to Buyer a certificate dated the Closing Date to such effect.

    8.2. NO PROCEEDINGS OR LITIGATION. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to have a material adverse effect upon Buyer, or a Material Adverse Effect upon the Assets or the Business if the transactions contemplated hereby are consummated.

    8.3. NO ADVERSE CHANGE. Between the date hereof and the Closing Date, there shall not have been any Material Adverse Change with respect to the Business or the Assets.

    8.4. CLOSING DOCUMENTS. Seller shall have made the deliveries to Buyer described in Section 3.2(a).

    8.5. EMPLOYMENT AGREEMENTS. Each of Morris Bookoff, Steven Bookoff, David Bookoff and Darlene Bookoff shall have entered into their respective Employment Agreements.

    8.6. OPINION OF COUNSEL FOR SELLER. Buyer shall have received the opinion, dated the Closing Date, of David Rodman Cohan & Associates, P.C., counsel for Seller, the substance of which is substantially as set forth on SCHEDULE 8.6.

                               ARTICLE IX.
                 ACTIONS BY SELLER AND BUYER AFTER THE CLOSING

    9.1. COLLECTION OF ACCOUNTS RECEIVABLE AND LETTERS OF CREDIT. At the Closing, Buyer will acquire hereunder, and thereafter Buyer shall have the right and authority to collect for Buyer's account, all receivables, letters of credit and other items which constitute a part of the Assets, and Seller shall within seventy-two (72) hours after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Buyer any letters of credit, documents, cash or checks received on account of or otherwise relating to any such receivables, letters of credit or other items. Seller shall promptly transfer or deliver to Buyer any cash or other property that Seller may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letter of credit or receivable of any character, or any other item, constituting a part of the Assets. Seller shall pay Buyer a monthly fee of $5,000 for each of the first twelve months after the Closing Date in consideration of Buyer's collection of the Accounts Receivable. In addition, all amounts received by Seller or Buyer from Gundry Glass Mental Health in respect of outstanding accounts receivable, shall, at the end of each month, be applied first to any outstanding accounts receivable of Buyer with respect to such debtor and then, if and to the extent amounts remain, shall be applied to reduce the Accounts Receivable listed on SCHEDULE D.

    9.2. SURVIVAL OF REPRESENTATIONS, ETC. The representations and warranties of Seller and Buyer contained herein shall survive the consummation of the transactions contemplated hereby for the period ending three (3) years after the Closing Date, without regard to any investigation made by any of the parties hereto; PROVIDED, HOWEVER that (i) the representations and warranties set forth in Sections 4.13, 4.16, 4.18, 4.20 and 4.24 shall survive until the expiration of the applicable statute of limitations (with extensions) and (ii) the representations and warranties of the parties set forth in Sections 4.2, 4.3 and
5.2 shall survive indefinitely.

    9.3. INDEMNIFICATIONS.

    (a) BY THE SELLER AND SELLER STOCKHOLDERS. Seller and each of the Seller Stockholders, jointly and severally, shall indemnify, save and hold harmless Buyer, its Affiliates and subsidiaries, and its and their respective Representatives, from and against any and all costs, losses (including without limitation diminution in value), Taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, losses in connection with any environmental law (including without limitation any clean-up or remedial action), lost profits and reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), asserted, incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Seller and/or the Seller Stockholders in or pursuant to this Agreement or in any certificate delivered hereunder; (ii) any breach of any covenant or agreement made by Seller in or pursuant to this Agreement or in any certificate delivered hereunder; (iii) any Excluded Liability which Buyer may be required to pay or satisfy; or (iv) any liability imposed upon Buyer by reason of Buyer's status as transferee of the Business or the Assets, including as a result of Seller's failure to comply with any bulk sales or similar law, PROVIDED, HOWEVER, that there will be an aggregate ceiling equal to the sum of the Base Purchase Price and the Contingent Purchase Price on the obligations of Seller and the Seller Stockholders to indemnify, save and hold harmless Buyer, its Affiliates and subsidiaries, and its and their respective Representatives, from and against Damages pursuant to this Section 9.3(a).

    (b) BY BUYER AND AMC. Buyer and AMC shall indemnify and save and hold harmless the Seller, its respective Affiliates and subsidiaries, and its and their respective Representatives from and against any and all Damages asserted, incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Buyer and/or AMC in or pursuant to this Agreement or in any certificate delivered hereunder; (ii) any breach of any covenant or agreement made by Buyer and/or AMC in or pursuant to this Agreement or in any certificate delivered hereunder; or (iii) from and after the Closing Date, any Assumed Liability.

    (c) BUYER'S AND AMC'S RIGHT OF OFFSET. Anything in this Agreement to the contrary notwithstanding, Buyer and/or AMC may withhold and set off against any other amounts otherwise due Seller pursuant to Section 2.5 of this Agreement or otherwise, any amount as to which Seller is obligated to indemnify Buyer pursuant to any provision of this Section 9.3.

    (d) DEFENSE OF CLAIMS. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.3. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same (unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing) and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld; PROVIDED, HOWEVER, if the remediation or resolution of any such Claim will occur on or at any Facility or is reasonably expected to have an adverse effect on the indemnified party's business operations, then, notwithstanding the foregoing, the indemnified party shall be entitled to control such remediation or resolution, including without limitation to take control of the defense and investigation of such lawsuit or action, to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense, and to compromise or settle such Claim. If the indemnifying party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; PROVIDED, HOWEVER, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.3 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

    9.4. TAXES. The Seller shall pay, or cause to be paid when due, all Taxes for which Seller is or may be liable or that are or may become payable (except for amounts contested in good faith by appropriate proceedings or for which extensions have been requested and granted) with respect to all taxable periods ending on or prior to the Closing Date.

    9.5. COVENANT-NOT-TO-COMPETE. In consideration of Buyer's consummation of the transactions contemplated hereby, and as a material inducement to Buyer to enter into this Agreement, Seller covenants and agrees as follows:

    (a) During the period beginning on the Closing Date and ending on the seventh anniversary of the Closing Date (the "Noncompete Period"), Seller shall not at any time, other than as required to fulfill its obligations under Contracts or Leases under which it remains liable pursuant to Section 6.5, in any capacity, directly or indirectly, do any of the following: (i) be a Competing Organization or provide any management, consulting, financial, administrative or other services to any Competing Organization, including, without limitation, participating directly or indirectly as an officer, director, stockholder (excluding a less than 1% stockholder in a publicly held corporation), member, operator, sole proprietor, independent contractor, consultant, franchisor, franchisee, owner, employee, agent, representative or partner of, or having any direct or indirect financial interest (including, without limitation, the interest of a creditor) in, any Competing Organization, or (ii) permit Seller's name to be used by any Competing Organization. "Competing Organization" shall include any person, organization, business or other enterprise (i) located or doing business within the State of Maryland (the "Geographic Area"), and (ii) then engaged in or about to become engaged in, a business identical to or similar to the Business, including without limitation, the provision of the following services and/or products to nursing homes, adult congregate living facilities, and other institutions: enteral nutrition services and products, wound care management services and products, urological services and products, ostomy/colostomy services and products, orthotic services and products, cardiac monitoring services and products, support surfaces services and products, medical supplies, billing services and pharmacy or pharmaceutical services and products.

    (b) During the Non-Compete Period, Seller shall not at any time in any capacity, directly or indirectly, (i) induce or attempt to induce any employee (including leased employees) of Buyer or any of its affiliates to leave their employ, or otherwise solicit the employment of any such employee of Buyer or any of its affiliates, hire any such employee or in any way interfere with the relationship between Buyer or any of its affiliates and any of such employees,
(ii) induce or attempt to induce any supplier, licensee, licensor, franchisee, or other business relation of either Buyer or any of its affiliates to cease doing business with them or in any way interfere with the relationship between either Buyer or any of its affiliates and any of their respective customers or business relations, or (iii) solicit the business of any then existing patient or customer of Buyer or any of its affiliates.

    (c)  If, at the time of enforcement of any of the provisions of this
Section 9.5 a court holds that the restrictions stated herein are unreasonable under the circumstances then existing or are otherwise illegal, invalid or unenforceable in any respect by reason of its duration, definition of Geographic Area or scope of activity, or any other reason, the parties hereto agree that the maximum period, scope or geographical area reasonable or otherwise enforceable under such circumstances shall be substituted for the stated period, scope or area.

    (d) Seller Stockholders hereby acknowledge and agree that the provisions of this Section 9.5 in no way amend, modify or supersede any other non-compete or non-solicitation agreement between Buyer or any of its affiliates and any of the Seller Stockholders.

    (e) Without limiting any of Buyer's rights under this Agreement, the parties hereto acknowledge that Buyer shall be entitled to enforce its rights under this Section 9.5 specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provisions of this
Section 9.5 and to exercise all other rights existing in its favor. The parties hereto acknowledge and agree that the breach of any term or provision of this
Section 9.5 by Seller shall materially and irreparably harm Buyer, that money damages shall accordingly not be an adequate remedy for any breach of the provisions of this Section 9.5 by Seller and that Buyer in its sole discretion and in addition to any other remedies it may have at law or in equity may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Section 9.5.

    9.6. NAME. On, or as promptly as practicable after, the Closing Date, Seller shall change its corporate name to one which does not include the name "HMIS," "Howard and Morris Institutional Services," "AllCare" or any derivation thereof.

    9.7. STOCK OPTIONS. As soon as practicable after the Closing, AMC shall grant options to purchase an aggregate of 50,000 shares of AMC Common, at an exercise price per share equal to the closing price per share of AMC Common on the NNM on the date of grant, to the persons and in the amounts set forth on
SCHEDULE 9.7. Such options shall vest according to schedules mutually agreed to by Seller and AMC.

                                    ARTICLE X.
                               TERMINATION; REMEDIES

    10.1. TERMINATION. At any time before the Closing, this Agreement may be terminated (i) by mutual consent of the parties, (ii) by either Buyer or Seller if there has been a material misrepresentation, a material breach of warranty, or a material breach of covenant by the other, and if such misrepresentation or breach has not been cured within ten (10) days after notice thereof has been given to such other party; (iii) by Seller if any condition set forth in Article VII has not been satisfied by the

Closing Date; (iv) by Buyer if any condition set forth in Article VIII has not been satisfied by the Closing Date; or (v) by either party if the Closing does not occur on or before February 15, 1997, unless extended by mutual agreement of the parties.

    10.2. RIGHT TO PROCEED. If any of the conditions set forth in Article VII have not been satisfied, Seller shall have the right, but not the obligation, to proceed with the Closing, and if any of the conditions set forth in Article VIII have not been satisfied, Buyer shall have the right, but not the obligation, to proceed with the Closing.

    10.3. SPECIFIC PERFORMANCE. The Assets to be sold pursuant to the terms of this Agreement are unique and not readily available on the open market. For that reason and others, if Seller fails to perform its obligations hereunder, Buyer, in addition to all other legal remedies, shall have the right to enforce the terms of this Agreement by a decree of specific performance.

                                   ARTICLE XI.
                                  MISCELLANEOUS

    11.1. ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Buyer may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to an affiliate of Buyer or to a successor in interest to Buyer which shall assume all obligations and liabilities of Buyer under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

    11.2. NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (E.G., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

    If to Seller or Seller Stockholders,
    addressed to:       HMIS, Inc.
                        (Until January 27, 1997)
                        9-I W. Aylesbury Road
                        Timonium, Maryland 21093

                        (After January 27, 1997)
                        10945 McCormick Road
                        Hunt Valley, Maryland 21031
                        Attention:  Morris Bookoff
                        Fax No.:  410-561-3425

    With a copy to:     David Rodman Cohan & Associates, P.C.
                        2 North Charles Street
                        The B & O Building, Suite 820
                        Baltimore, Maryland  21201-3754
                        Attention:  David Cohan
                        Fax No:  410-332-4079

    If to Buyer,
     addressed to:      HMIS Acquisition Co.
                        c/o American Medserve Corporation
                        184 Shuman Boulevard, Suite 200
                        Naperville, Illinois  60563
                        Attention:  Michael B. Freedman
                        Fax No.:  630-717-4196

    With a copy to:     American Medserve Corporation
                        184 Shuman Boulevard, Suite 200
                        Naperville, Illinois  60563
                        Attention:  Timothy L. Burfield
                        Fax No.:  630-717-4196

    And a copy to:      Gardner, Carton & Douglas
                        321 North Clark Street
                        Suite 3300
                        Chicago, Illinois 60610
                        Attention:  Joseph H. Greenberg
                        Fax No.:  312-644-3381

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

    11.3. CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Illinois (without reference to the choice of law provisions of Illinois law), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

    11.4. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement and the other agreements to be entered into by the parties in accordance therewith, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

    11.5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    11.6. EXPENSES. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

    11.7. INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

    11.8. CUMULATIVE REMEDIES. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

    11.9. PUBLICITY. No party will issue any press release or make any other public statement relating to the transactions contemplated hereby unless required by law, regulation, court order or the rules of any applicable stock exchange or Nasdaq or of any applicable regulatory authority and any such release or statement shall be subject to prior review by Buyer and Seller.

                     [SIGNATURE PAGES TO FOLLOW]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                       BUYER:

                                       HMIS ACQUISITION CO.


                                       BY:   /S/ TIMOTHY L. BURFIELD
                                             ---------------------------
                                       NAME:     TIMOTHY L. BURFIELD
                                             ---------------------------
                                       ITS:           PRESIDENT
                                             ---------------------------

                                       SELLER:

                                       HMIS, INC.


                                       BY:   /S/ MORRIS BOOKOFF
                                             ---------------------------
                                       NAME:     MORRIS BOOKOFF
                                             ---------------------------
                                       ITS:           PRESIDENT
                                             ---------------------------


                                       SELLER STOCKHOLDERS:

                                               /S/ MORRIS BOOKOFF
                                       ---------------------------------
                                       MORRIS BOOKOFF


                                              /S/ STEVEN BOOKOFF
                                       ---------------------------------
                                       STEVEN BOOKOFF


                                             /S/ DAVID BOOKOFF
                                       ---------------------------------
                                       DAVID BOOKOFF


                                            /S/ DARLENE BOOKOFF
                                       ---------------------------------
                                       DARLENE BOOKOFF


                            [AMC SIGNATURE PAGE TO FOLLOW]

                                      For the sole purposes of Article V,
                                      Sections 2.5, 6.5, 9.3(b), 9.3(c) and
                                      9.7 hereof, the undersigned has duly
                                      executed this Agreement.


                                       AMERICAN MEDSERVE CORPORATION

                                       BY:   /S/ TIMOTHY L. BURFIELD
                                             ---------------------------
                                       NAME:     TIMOTHY L. BURFIELD
                                             ---------------------------
                                       ITS:           PRESIDENT
                                             ---------------------------